Exhibit 99.1

EL MONTE, Calif., March 31, 2017 /PRNewswire/ -- Yew Bio-Pharm Group, Inc. ("Yew Bio" or the "Company") (YEWB), a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine, handicraft products made from yew timber and yew candle and soap made with yew essence oil in China, today reported financial results for the three- and twelve-months ended December 31, 2016.

2016 Fourth Quarter Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
TCM Raw Materials	$4,703,017	$8,757,989	$28,766,815	$16,470,213
Yew Trees	(387)	(5,534)	22,859	1,134,412
Handicrafts	643	46,394	98,203	156,525
Wood Ear Mushroom	-	1,208,546	-	2,648,180
Others	7,297,231	7,259,835	22,460,205	9,164,478
Total Revenues	$12,000,504	$17,267,230	$51,348,082	$29,573,808

Total revenue for the fourth quarter of 2016 decreased 30.5% to $12.0 million from $17.3 million a year ago. Sales of TCM raw materials amounted to 39.2% of total revenues, sales of others segment consisting with yew candle, yew essence oil soap and pine needle extracts amounted to 60.8% of total revenues. We did not make sales of yew trees in the fourth quarter of 2016 which was mainly attributable to the Company's strategy adjustment to reserve more yew trees for future TCM raw materials sales. The Company temporarily stopped selling wood ear mushroom to our related party, Yew Pharmaceutical, from the first quarter of 2016 and therefore the sales decreased significantly for the fourth quarter of 2016 compared to the fourth quarter of 2015. We did not have sales for the handicraft segment for the fourth quarter of 2016 due to the market demand decreasing.

For the 2016 fourth quarter, gross profit was a loss of $1.2 million, compared with a profit of $1.8 million, or 10.2% of total revenues for the comparable 2015 quarter. The loss for the fourth quarter of 2016 was primarily impacted by a one-time impairment of yew log value from our current inventory. According to the market research, the demands of handicraft and high end furniture are not as desired that we expected in the past years. The Company decided to temporarily stop the business division for handicraft manufactures and therefore write down the yew log inventory for the handicraft segment.

Operating expenses decreased 65.4% to $156,546 for the 2016 fourth quarter, from $452,164 in the year-ago quarter. The decreasing was primarily attributable to the decreases in compensation and related benefits and professional fees.

Net income in the fourth quarter of 2016 was a loss of $1.4 million, or a loss of $0.03 per diluted share, compared with a net income of $1.4 million in the year-ago quarter, or $0.03 per diluted share.

2016 Results

Total revenues for the 2016 fiscal year were $51.3 million, a 73.6% increase from $29.6 million a year earlier. Sales of TCM raw materials amounted to 56.0% of total revenues, sales of yew trees amounted to 0% of total revenues, sales of handicrafts amounted to 0.2 % of total revenues and sales of others consisting with yew candle, yew essence oil soap and pine needle extracts made up the remaining 43.8%. We did not have sales for the mood ear mushroom segment for the year of 2016.

Gross profit was $3.2 million, or 6.3% of total revenues, for the full year, compared with $7.0 million, or 23.8% of total revenues in 2015.

Operating expenses decreased 41.2% to $1.1 million for the year ended December 31, 2016, from 1.9 million a year earlier. The decreasing was primarily attributable to the decreases in compensation and related benefits and professional fees.

Net income for 2016 decreased to $2.0 million, or 0.04 per diluted share, from $5.3 million, or $0.10 per diluted share for 2015.

"We have made a great progress in the sales of TCM and Others segments during the year of 2016, and these two segments have been taken growing proportions of the Company's total revenues," said Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio-Pharm Group, Inc. "We started to explore various types of products since from the fourth quarter of 2015, and we already launched yew candle, Auri Essence dietary supplement, Yew Essence oil soap and pine needle extracts. Since then, the new products arrival contributed great revenues for the Company in the past one year."

"We are exploring the transformation of the Company's business model from a forestry company to a high value-added manufacturer mainly utilizes the yew tree raw materials as basis. In the year of 2017, we expect to develop another five new products which would be launched into the U.S. market during the second half year of 2017. Meanwhile, our new e-commerce website will be ready and formally released in the early of April. Looking ahead in 2017, we will continue to enrich our products mix and develop more value-added products for the Company, and we expect the Company to achieve sustained growth with the new business."

ABOUT YEW BIO-PHARM GROUP, INC

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers.  The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. Yew Bio-Pharm also recently established a division to focus on organic foods and dietary supplements with the aim of developing new business opportunities in related industries. To learn more, please visit www.yewbiopharm.com.

SAFE HARBOR

This press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: our ability to collect from our largest customers; our dependence on a small number of customers for raw materials, including a related party; our ability to continue to purchase raw materials at relatively stable prices; our dependence on a small number of customers for our yew trees for reforestation; our ability to market successfully raw materials used in the manufacture of traditional Chinese medicines; and our ability to receive continued preferential tax treatment for the sale of yew trees and potted yew trees.  From time to time, these risks, uncertainties and other factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K.  Yew Bio does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as required under applicable law.

Company Contact:
Henry Pang
Yew Bio-Pharm Group, Inc.
Tel: (626) 401-9588
hpang@yewbiopharm.com